Exhibit 10.29

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of October 10, 2021, and between Darin Feinstein (“Executive”) and Core Scientific Holding Co. (the “Company”).

WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company, on the terms set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Employment Term. The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed with the Company, upon the terms and conditions contained in this Agreement. Executive’s employment with the Company pursuant to this Agreement shall be deemed to have commenced on September 17, 2021 (the “Effective Date”) and shall continue until the fourth (4th) anniversary of the Effective Date (the “Initial Term”) unless earlier terminated pursuant to Section 8; provided, that the term of this Agreement shall automatically be extended for one (1) additional year commencing on the fourth anniversary of the Effective Date and on each anniversary thereafter (each, a “Renewal Term”) unless, not less than ninety (90) days prior to the commencement of any such Renewal Term, either party shall have given written notice to the other that it does not wish to extend this Agreement (a “Non-Renewal Notice”), in which case, Executive’s employment under this Agreement shall terminate upon the close of business on the last day of the Initial Term or the then-current Renewal Term, as applicable. The period during which Executive is employed by the Company pursuant to this Agreement is hereinafter referred to as the “Term.”

2.    Employment Duties. Executive shall have the title of Co-Chairman of the Board and Chief Vision Officer of the Company and shall have such duties, authorities and responsibilities as are consistent with such position and as the Board of Directors of the Company (the “Board”) may designate from time to time. Executive shall also serve as a member of the Board. Executive shall report to the Board. Executive shall devote Executive’s full working time and attention and Executive’s best efforts to Executive’s employment and service with the Company and shall perform Executive’s services in a capacity and in a manner consistent with Executive’s position for the Company; provided, that this Section 2 shall not be interpreted as prohibiting Executive from (i) managing Executive’s personal investments and other lawful business interests, including without limitation, serving on the board or as an executive of any investment banking or investment or asset management business, (ii) engaging in charitable or civic activities, (iii) participating on boards of directors or similar bodies of non-profit organizations, or (iv) subject to approval by the Board in its reasonable business judgment, participating on boards of directors or similar bodies of for-profit organizations, in each case of (i) – (iv), so long as such activities do not, individually or in the aggregate, (a) materially interfere with the performance of Executive’s duties and responsibilities hereunder, (b) create a fiduciary conflict, or (c) result in a violation of Section 13 of this Agreement. If requested, Executive shall also serve as an executive officer of any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company (an “Affiliate”) without any additional compensation.

3.    Base Salary and Bonus. During the Term, the Company shall pay Executive a base salary at an annual rate of $60,000, payable in accordance with the Company’s normal payroll practices for employees as in effect from time to time. The Board shall review Executive’s base salary annually. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.” If for any calendar year during the term of this Agreement (or partial year in the case of the year in which this Agreement terminates) the positive total shareholder return (“TSR”) of the Company exceeds the TSR for the S&P 500 Index during the same period (“TSR Over Performance”), Executive shall be entitled to a bonus (“Bonus”) equal to the product of .0375 multiplied by the amount of the increase in Company equity value attributable to TSR Over Performance. The Bonus amount is payable at the option and discretion of the Company in cash, bitcoin (“BTC”) or shares of Company common stock having a fair market value on the date of issue equal to the amount of the Bonus.

4.    Equity Awards and Benefits. Immediately prior to the effective date of the merger with and into XPDI pursuant to the Agreement and Plan of Merger dated July 20, 2021, subject to approval by the Board, Executive shall be granted options to purchase 5,000,000 shares of common stock of the Company pursuant to the Company’s 2018 Omnibus Incentive Plan or such other or successor plan then established by Company Options granted to Executive hereunder or during the term of Executive’s employment shall be issued pursuant to the Company’s 2018 Omnibus Incentive Plan or such other successor plan established by Company (as amended from time to time, the “Plan”) or otherwise as the Board shall determine in its discretion. Equity awards granted to Executive or his designees shall have such terms, conditions and vesting set forth in the applicable award agreement issued pursuant to the Plan. Notwithstanding the foregoing, equity awards granted to Executive hereunder shall fully vest if Executive’s employment is terminated as a result of Executive’s death or “Disability” (as defined in Section 8(b) hereof, or by Company without “Cause” (as defined in Section 10(a) hereof) or for “Good Reason” (as defined in Section 10(c) hereof).

5.    Benefits. Executive shall be entitled to participate in any benefit plans, including medical, disability life insurance and disability offered by the Company as in effect from time to time (collectively, “Benefit Plans”), on the same basis as those generally made available to other executives of the Company, to the extent consistent with applicable law and the terms of the applicable Benefit Plan. The Company does not promise the adoption or continuance of any particular Benefit Plan and reserves the right to amend or cancel any Benefit Plan at any time in its sole discretion (subject to the terms of such Benefit Plan and applicable law).

6.    Indemnity and Director and Officer Insurance. The Company agrees that in the event Executive is, or is threatened to be made, a party to any pending, contemplated or threatened action, suit, arbitration, or any other proceeding whether civil, criminal, administrative or investigative, and whether formal or informal (“Proceeding”), by reason of the fact that Executive is or was, or had agreed to become, an employee or director of the Company, is are or was serving at the request of the Company as an employee or director to another corporation, partnership, joint venture, business, person, trust, employee benefit plan or other entity, the Company shall indemnify and hold Executive harmless, to the fullest extent permitted by the Delaware General Corporation Law, as amended from time to time, and the Company’s Certificate of Incorporation or By-Laws, against all claims, expenses, damages, liabilities and losses incurred by Executive, provided that Executive acted in good faith and in a manner Executive reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal Proceeding, had no reasonable cause to believe Executive’s conduct was unlawful; provided, further that Executive shall not be entitled to any such indemnification (A) in respect of any Proceeding based upon or attributable to Executive’s gaining in fact any personal profit or advantage to which Executive was or is not entitled or resulting from Executive’s fraudulent misconduct, (B) to the extent Executive has already received indemnification or payment pursuant to the Company’s Certificate of Incorporation, By-laws or other governing documents or otherwise or (C) in respect of any Proceeding initiated by Executive, unless: (I) the Company has joined in or the Board has authorized such Proceeding or (II) Executive is obligated to bring a proceeding against the Company to enforce the Company’s indemnity or expense advance obligations. Any such indemnification shall include advancement of costs and expenses. The indemnification obligations of the Company shall survive from the date hereof and continue until (i) ten years after the date that Executive shall have ceased to serve as an employee or director to the Company or (ii) the final termination of all Proceedings pending on the date set forth in clause (i) in respect of which Executive is granted rights of indemnification or advancement of expenses hereunder (the “Survival Period”), and shall survive after the Survival Period with respect to any indemnification claim as to which the Company has received notice on or prior to the end of the Survival Period. The Company’s belief regarding a statute of limitations applicable to a claim, any position taken by the Company in response to a claim, or the determination of any judicial, quasi-judicial, or arbitral body in connection with a claim and any statute of limitations applicable to a claim(s) shall in no event relieve the Company from its obligation to indemnify Executive. In addition to Executive entering into a customary written Indemnification Agreement with the Company, for so long as Executive is a director on the Board, Executive will also be entitled to coverage under the Company’s D&O (and other applicable) insurance policies as then in effect. The Company will also obtain on Executive’s behalf and pay for a personal director’s liability insurance policy.

7.    Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures in effect time to time, subject to presentation by Executive of documentation reasonably satisfactory to the Company that the applicable expense has been incurred. Executive shall be permitted to fly private for business travel and shall be reimbursed for use of Executive’s own aircraft at a rate of $8,000 per flight hour or the reasonable actual cost of charter aircraft in the event Executive’s aircraft is unavailable.

8.    Termination of Employment. The Term and Executive’s employment hereunder may be terminated as follows:

(a)    Automatically in the event of the death of Executive;

(b)    At the option of the Company, by written notice to Executive or Executive’s personal representative in the event of the Disability of Executive. As used herein, the term “Disability” shall mean Executive’s inability to perform the essential duties, responsibilities, and functions of his position with the Company as a result of any mental or physical disability or incapacity, with or without reasonable accommodation (including for example but not by way of limitation, by providing reasonable accommodation in the form of protected leave) and such inability continues for at least 120 consecutive calendar days or 150 nonconsecutive days during any consecutive 12-month period after its commencement. Notwithstanding the foregoing, Executive shall not be terminated for “Disability” under circumstances that would violate

Executive’s rights to reasonable accommodation or protected leave under applicable law protecting individuals with disabilities or requiring leave. Family and medical leave or disability leave provided under federal, state or local law may be unpaid as per the requirements of such laws; provided, however, that Executive shall be entitled to such payments and benefits under the Company’s sick leave or disability leave programs as per the terms of such programs. The Company may terminate Executive’s active employment because of a Disability by giving written notice to Executive at any time effective at or within twenty (20) days after the end period of leave as may be required under the family and medical leave laws or under federal, state or local disability laws, but the Company shall retain Executive as an inactive employee if necessary to maintain Executive’s eligibility for any disability leave benefits. A reduction or elimination of the duties defined in Section 2 during the period Executive is designated as an inactive employee shall not constitute Good Reason. In the event of a dispute over the occurrence of a Disability, Executive agrees to submit to an examination by a doctor selected by the Company who will determine fitness for duties as defined in Section 2 above. If Executive’s physician disagrees with the Company’s physician’s opinion, a third physician, mutually agreed upon by Executive and the Company, shall examine Executive and that physician’s opinion shall be conclusive as to Executive’s fitness for duty.

(c)    At the option of the Company for Cause, by delivering prior written notice to Executive specifying the facts and circumstances and the section of the Agreement on which the Company bases its determination of Cause;

(d)    At the option of the Company at any time without Cause, by delivering written notice of its determination to terminate to Executive;

(e)    At the option of Executive for Good Reason;

(f)    At the option of Executive without Good Reason, upon sixty (60) days prior written notice to the Company (which the Company may, in its sole discretion, make effective earlier than the termination date provided in such notice), or

(g)    Upon the close of business on the last day of the Initial Term or the then- current Renewal Term, as applicable, as a result of a Non-Renewal Notice.

9.    Payments by Virtue of Termination of Employment.

(a)    Within thirty (30) days following Executive’s termination of employment, Executive shall receive: (a) payment of Executive’s accrued and unpaid Base Salary as of the date of termination, (b) any accrued amounts or accrued benefits due to Executive in accordance with the Benefit Plans, programs or policies (other than severance), and (c) reimbursement of expenses under Section 7 incurred as of the date of termination. Executive hereby acknowledges and agrees that, other than the payments described in this Section 9 and set forth in any applicable award agreement under the Plan, upon the effective date of the termination of Executive’s employment, Executive shall not be entitled to any other payments or benefits of any kind under any Company benefit plan or policy generally available to the Company’s employees or otherwise and all other rights of Executive to compensation under this Agreement shall end as of such date.

(b)    In the event the Executive’s employment is terminated by the Company without Cause, by the Executive for Good Reason, by either Party after a Change in Control, or as a result of a Company Non-Renewal, the Executive shall be entitled to (i) the payments set forth in Section 9(a) and (ii) subject to Section 9(c) of this Agreement, (1) Base Salary continuation for twelve (12) months, payable in substantially equal installments in accordance with the Company’s regular payroll practices, (2) Bonus, if any, for the year in which the termination occurs in an amount equal to the target bonus amount approved by the Board with respect to Executive and payable within thirty (30) days following Executive’s termination of employment, and (3) if Executive timely elects coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), a cash payment equal to the full premium for actively employed executives of the Company with the same level of coverage, payable monthly in accordance with the Company’s standard payroll practices for twelve (12) months following the date of termination; provided, that the first payment pursuant to this Section 9(b)(ii) shall be made on the next regularly scheduled payroll date following the sixtieth (60th) day after Executive’s termination and shall include payment of any amounts that would otherwise be due prior thereto. Executive hereby acknowledges and agrees that, other than the payments described in this Section 9 and set forth in any applicable award agreement under the Plan, upon the effective date of the termination of Executive’s employment, Executive shall not be entitled to any other payments or benefits of any kind under any Company benefit plan or policy generally available to the Company’s employees or otherwise and all other rights of Executive to compensation under this Agreement shall end as of such date.

(c)    All payments and benefits due to Executive under this Section 9(b)(ii) which are not otherwise required by applicable law shall be payable only if Executive executes a release of claims in a form mutually agreed by the Parties and such release becomes irrevocable, within sixty (60) days following termination of employment. The form of release executed by the Parties shall include a release of any and all claims that the Company might have or assert against Executive. Failure to timely execute and return such release or the revocation of such release during the revocation period shall be a waiver by Executive of Executive’s right to the payments in Section 9(b)(ii). In addition, the payments in Section 9(b)(ii) shall be conditioned on Executive’s compliance with Sections 11 of this Agreement and on Executive’s continued compliance with Section 13 of this Agreement.

10.    Definitions. For purposes of this Agreement,

(a)    “Cause” shall mean, (i) Executive’s conviction of, or a plea of guilty or no contest to, any indictable criminal offense or any other criminal offense involving fraud, misappropriation or moral turpitude, (ii) Executive’s continued failure to materially perform Executive’s duties hereunder (for any reason other than illness or physical or mental incapacity) and failure to cure the same within thirty (30) days after the Company provides written notice consistent with Section 8(c) to Executive or a material breach of fiduciary duty, (iii) Executive’s theft, fraud, or dishonesty with regard to the Company or any of its Affiliates or in connection with Executive’s duties, (iv) Executive’s material violation of the Company’s code of conduct or similar written policies, (v) Executive’s willful misconduct unrelated to the Company or any of its Affiliates having, or likely to have, a material negative impact on the Company or any of its Affiliates (economically or its reputation), (vi) an act of gross negligence or willful misconduct by Executive that relates to the affairs of the Company or any of its Affiliates, or (vii) material breach by Executive of any provisions of this Agreement. Notwithstanding the foregoing, Executive may only be terminated for “Cause” under (iv) or (vii) of this Section if he first receives written notice consistent with Section 8(c) from the Company and fails to cure the same within thirty (30) days after the Company provides such written notice. Notwithstanding anything else in this Agreement, a good faith error in judgment in the normal course of business shall not constitute Cause for termination.

(b)    “Good Reason” shall mean, without Executive’s consent, (i) any material diminution in Executive’s responsibilities, authorities or duties, (ii) any material reduction in Base Salary, other than across the board reductions for all executives, and (iii) a relocation of Executive’s principal place of employment by more than fifty (50) miles from Executive’s residence in Austin, Texas; provided, that no event described in clause (i), (ii) or (iii) shall constitute Good Reason unless (A) Executive has given the Company written notice of the termination, setting forth the conduct of the Company that is alleged to constitute Good Reason, within sixty (60) days following the occurrence of such event, and (B) Executive has provided the Company at least sixty (60) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so. Failing such cure, a termination of employment by Executive for Good Reason shall be effective on the day following the expiration of such cure period.

(c)    For the purposes of any equity awards granted under the Plan, “Change in Control” shall mean (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries (taken as a whole) to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Initial Shareholders or (ii) any person or group, other than the Initial Shareholders Affiliated Sponsor Entities, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the voting equity of the Company, including by way of merger, consolidation or otherwise. In determining whether any person or group constitutes a “person” or “group” for purposes of subsections (i) or (ii) above, the Initial Shareholders shall be excluded from such “person” or “group”. For purposes of determining whether (i) or (ii) has occurred, an issuance of shares of the Company by the Company (or its successor), whether through an initial public offering, other primary issuance or otherwise, shall be excluded. Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A. “Initial Shareholders” shall mean each of the shareholders of the Company and their respective affiliates as of the Effective Date.

11.    Return of Company Property. Within ten (10) days following the effective date of Executive’s termination for any reason, Executive, or Executive’s personal representative shall return all property of the Company or any of its Affiliates in Executive’s possession, including, but not limited to, all Company-owned computer equipment (hardware and software), telephones, facsimile machines, tablet computers and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company or any of its Affiliates, the Company’s or any of its Affiliates’ customers and clients or their respective prospective customers or clients.

12.    Resignation as Officer or Director. Upon the effective date of Executive’s termination, Executive shall be deemed to have resigned from Executive’s position and, to the extent applicable, as an officer of the Company, as a member of the Board or similar governing body of the Company or any of its Affiliates, and as a fiduciary of any Company benefit plan. On or immediately following the effective date of any such termination of Executive’s employment, Executive shall confirm the foregoing by submitting to the Company in writing a confirmation of Executive’s resignation(s).

13.    Confidentiality; Non-Solicitation; Non-Competition.

(a)    Confidential and Proprietary Information. Executive agrees that all materials and items produced or developed by Executive for the Company or any of its Affiliates or obtained by Executive from the Company or any of its Affiliates either directly or indirectly pursuant to this Agreement shall be and remains the property of the Company and its Affiliates. Executive acknowledges that he will, during Executive’s association with the Company, acquire, or be exposed to, or have access to, materials, data and information that constitute valuable, confidential and proprietary information of the Company and its Affiliates, including, without limitation, any or all of the following: business plans, practices and procedures, pricing information, sales figures, profit or loss figures, this Agreement and its terms, information relating to customers, clients, intellectual property, suppliers, technology, sources of supply and customer lists, research, technical data, trade secrets, or know-how, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, policies, training manuals and similar materials used by the Company in conducting its business operations, personnel information of any Person employed by the Company, potential business combinations, and such other information or material as the Company may designate as confidential and/or proprietary from time to time (collectively hereinafter, the “Confidential and Proprietary Information”). During Executive’s employment with the Company and at all times thereafter, Executive shall not, directly or indirectly, use, misuse, misappropriate, disclose or make known, without the prior written approval of the Board, to any party, firm, corporation, association or other entity, any such Confidential and Proprietary Information for any reason or purpose whatsoever, except as may be required in the course of Executive’s performance of Executive’s duties hereunder. In consideration of the unique nature of the Confidential and Proprietary Information, all obligations pertaining to the confidentiality and nondisclosure thereof shall remain in effect until the Company and its Affiliates have released such information; provided, that the provisions of this Section 13(a) shall not apply to the disclosure of Confidential and Proprietary Information to the Company’s Affiliates together with each of their respective shareholders, directors, officers, accountants, lawyers and other representatives or agents, nor to a Permitted Disclosure as defined in Section 13(b) below. In addition, it shall not be a breach of the confidentiality obligations hereof if Executive is required by applicable law to disclose any Confidential and Proprietary Information; provided, that in such case, Executive shall (x) give the Company the earliest notice possible that such disclosure is or may be required and (y)    cooperate with the Company, at the Company’s expense, in protecting to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential and Proprietary Information which must be so disclosed. Upon termination of Executive’s employment, Executive agrees that all Confidential and Proprietary Information, directly or indirectly, in Executive’s possession that is in writing or other tangible form (together with all duplicates thereof) will promptly (and in any event within 10 days following such termination) be returned to the Company and will not be retained by Executive or furnished to any person, either by sample, facsimile film, audio or video cassette, electronic data, verbal communication or any other means of communication. Notwithstanding the foregoing or anything else in this Agreement, Executive may disclose the terms of this Agreement and information regarding his compensation arrangements with his spouse, and his tax, legal and financial advisors.

(b)    Permitted Disclosure. This Agreement does not limit or interfere with Executive’s right, without notice to or authorization of the Company, to communicate and cooperate in good faith with any self-regulatory organization or U.S. federal, state, or local governmental or law enforcement branch, agency, commission, or entity (collectively, a “Government Entity”) for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Entity, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Entity, provided that in each case, such communications, participation, and disclosures are consistent with applicable law. Additionally, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. All disclosures permitted under this Section 13(b) are herein referred to as “Permitted Disclosures.”

(c)    Confidentiality of this Agreement and its Terms. Executive acknowledges that the terms of this Agreement are intended to be confidential between the Parties and except in response to a lawful subpoena, court order or governmental administrative request, Executive will not discuss the terms of this Agreement with any third party. The only exceptions will be that Executive may discuss the fact and terms of this Agreement with his spouse, attorneys, and financial advisor(s).

(d)    Non-Solicitation. Executive agrees that during the Restricted Period (defined below), Executive will not, without written consent of the Company, directly or indirectly, including causing, encouraging, directing or soliciting any other Person (defined below) to, contact, approach or solicit (except as so long as Executive continues to be employed by the Company and makes such contact, approach or solicitation on behalf of the Company and excluding offspring of Executive) for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any Person who is or has been employed or retained in the operation of the Company’s Business (defined below) by the Company or its Affiliates during the period commencing one year prior to the date hereof and ending on the date of termination of the Restricted Period, or induce, interfere with or solicit, or attempt to induce, interfere with or solicit, any Person that is a current or former customer, vendor, supplier or other business relation of the Company or its Affiliates into any business relationship that might harm the Company’s Business. The restrictions in this Section 13(d) shall not prohibit a general solicitation to the public through general advertising or similar methods of solicitation by search firms not specifically directed at employees of the Company. “Restricted Period” means the period beginning on the Effective Date and ending on the one (1) year anniversary of the date on which Executive’s employment is terminated. “Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof. “Business” means crypto mining and competing blockchain businesses; “Business” shall not include any non-competing blockchain business.

(e)    Non-Competition. Executive agrees that during the Restricted Period, Executive will not, within or with respect to the geographical area of (i) the United State of America and (ii) all other areas of the world in which the Company is then engaged in Business. (the “Restricted Area”), except in the furtherance of the Company’s Business directly or indirectly own, operate, lease, manage, control, participate in, consult with, advise, permit the Employee’s name to be used by, provide services for, or in any manner engage in (other than ownership for investment purposes of less than two percent (2%) of a publicly traded company) any company or other entity or organization that, directly or indirectly, engages in the Business of the Company in the Restricted Area (A) as conducted by the Company during the course of Executive’s employment with the Company or (B) planned to be conducted by the Company pursuant to a product or business plan developed prior to the termination of Executive’s employment with the Company, provided such plans were documented and the Executive was aware of these plans. Notwithstanding the foregoing, however, nothing herein shall prohibit Executive from engaging in any of the activities described above as a result of the activities of investment banking, investment or asset management businesses owned, operated, managed, controlled, or invested in by Executive or such entities with which Executive is affiliated or as to which Executive counsels, advises or is otherwise engaged by or with.

(f)    Nondisparagement. Executive agrees not to disparage or make defamatory statements about the Company, its subsidiaries, affiliates or predecessors, or their past and present investors, officers, directors or employees, or any of their affiliates. Nothing in this Section 13(f) shall interfere with Executive’s ability to make the Permitted Disclosures as defined in Section 13(b) above. The Company agrees to instruct its executive officers not to disparage or make defamatory statements about Executive. Nothing in this Agreement shall be interpreted, however, to preclude: (1) either the Company or its subsidiaries, officers and/or directors from making any truthful statements about Employee to the extent required by applicable law or regulation, in connection with any proceeding (regardless of whether between Employee and the Company) or in the course of any regulatory or administrative inquiry, review or investigation or other proceeding that may be conducted by a government agency or (2) the Executive from making any truthful statements about the Company to the extent required by applicable law or regulation, in connection with any proceeding (regardless of whether between Employee and the Company) or in the course of any regulatory or administrative inquiry, review or investigation or other proceeding that may be conducted by a government agency. Notwithstanding the foregoing, competitive speech other than legally actionable defamation or, comparisons of products and/or services by Executive on behalf of future employers following the expiration of the Restricted Period shall not be a violation of this Section 13(f).

(g)    Acknowledgement. Executive acknowledges, agrees and stipulates that: (i) the terms and provisions of this Agreement are reasonable and constitute an otherwise enforceable agreement; (ii) the consideration provided by the Company under this Agreement is not illusory; and (iii) the consideration given by the Company under this Agreement, including, without limitation, the provision by the Company of confidential information to Executive as contemplated by Section 13(a), gives rise to the Company’s interest in restraining and prohibiting Executive from engaging in the activities described in Sections 13(c) and 13(d), and Executive’s covenant not to engage in these activities is designed to enforce Executive’s consideration (or return promises), including, without limitation, Executive’s promise to not disclose confidential information under this Agreement.

(h)    Tolling. In the event of any violation of the provisions of this Section 13, Executive acknowledges and agrees that the post-termination restrictions contained in this Section 13 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

14.    Cooperation. From and after an Executive’s termination of employment, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, provided, that the Company shall reimburse Executive for Executive’s reasonable costs and expenses (including legal counsel selected by Executive and reasonably acceptable to the Company) and such cooperation shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake.

15.    Injunctive Relief and Specific Performance. Executive understands and agrees that Executive’s covenants under Sections 11, 13 and 14 are special and unique and that the Company and its Affiliates may suffer irreparable harm if Executive breaches any of Sections 11, 13, or 14 because monetary damages would be inadequate to compensate the Company and its Affiliates for the breach of any of these sections. Accordingly, Executive acknowledges and agrees that the Company shall, in addition to any other remedies available to the Company at law or in equity, be entitled to obtain specific performance and injunctive or other equitable relief by a federal or state court in Delaware to enforce the provisions of Sections 11, 13 and/or 14 without the necessity of posting a bond or proving actual damages, without liability should such relief be denied, modified or vacated, and to obtain attorney’s fees in respect of the foregoing if the Company prevails in any such action or proceeding. Executive also recognizes that the territorial, time and scope limitations set forth in Section 13 are reasonable and are properly required for the protection of the Company and its Affiliates and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Company and Executive agree, and Executive submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances.

16.    Section 280G. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its Affiliates, would constitute a “parachute payment” (as defined in section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and its affiliates will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 16 shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under section 4999 of the Code.

17.    Miscellaneous.

(a)    All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (i) certified mail, postage and fees prepaid, or (ii) nationally recognized overnight express mail service, as follows:

If to the Company:

Core Scientific Holding Co.

Email: tduchene@corescientific.com

To: Todd M. DuChene

If to Executive:

At Executive’s home address as then shown in the Company’s personnel records, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b)    This Agreement is personal to Executive and shall not be assigned by Executive. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its successors and assigns.

(c)    This Agreement contains the entire agreement between the parties with respect to the subject matter hereof supersedes all other agreements, term sheets, offer letters, and drafts thereof, oral or written, between the parties hereto with respect to the subject matter hereof. No promises, statements, understandings, representations or warranties of any kind, whether oral or in writing, express or implied, have been made to Executive by any person or entity to induce Executive to enter into this Agreement other than the express terms set forth herein, and Executive is not relying upon any promises, statements, understandings, representations, or warranties other than those expressly set forth in this Agreement.

(d)    No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party charged with waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.

(e)    If any provisions of this Agreement (or portions thereof) shall, for any reason, be held invalid or unenforceable, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect. If any court of competent jurisdiction finds that any restriction contained in this Agreement is invalid or unenforceable, then the parties hereto agree that such invalid or unenforceable restriction shall be deemed modified so that it shall be valid and enforceable to the greatest extent permissible under law, and if such restriction cannot be modified so as to make it enforceable or valid, such finding shall not affect the enforceability or validity of any of the other restrictions contained herein.

(f)    This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(g)    The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement. The parties have jointly participated in the drafting of this Agreement, and the rule of construction that a contract shall be construed against the drafter shall not be applied. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(h)    Notwithstanding anything to the contrary in this Agreement:

(i)    The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and authoritative guidance promulgated thereunder to the extent applicable (collectively “Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In no event whatsoever will the Company, any of its affiliates, or any of their respective directors, officers, agents, attorneys, employees, executives, shareholders, investors, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

(ii)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service. If any payment, compensation or other benefit provided to

Executive in connection with the termination of Executive’s employment is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is a specified employee as defined in Section 409A(2)(B)(i) of the Code, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination or, if earlier, ten business days following Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(iii)    All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind, benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(iv)    If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(i)    All questions concerning the construction, validity and interpretation of this Agreement and the exhibits to this Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties hereby irrevocably and unconditionally submit in any legal action or proceeding arising out of or relating to this Agreement to the exclusive jurisdiction of either a state court located in the State of Delaware, with subject matter jurisdiction over the action or the United States District Court or in the Federal Courts located in Delaware, and, in any such action or proceeding, consent to jurisdiction in such courts and waive any objection to the venue in any such court. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT.

(j)    Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he/she is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the

Company, this Agreement shall be the valid and binding obligation of Executive on and after the Effective Date, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has had the opportunity to consult with independent legal counsel or other advisor of Executive’s choice and has done so regarding Executive’s rights and obligations under this Agreement, that he is entering into this Agreement knowingly, voluntarily, and of Executive’s own free will, that he is relying on Executive’s own judgment in doing so, and that he fully understands the terms and conditions contained herein.

(k)    The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

(l)    The covenants and obligations of the Company under Sections 9, 13, 14, 15 and 17 hereof, and the covenants and obligations of Executive under Sections 11, 12, 13, 14, 15 and 17 hereof, shall continue and survive any expiration of the Term, termination of Executive’s employment or any termination of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CORE SCIENTIFIC HOLDING CO.

/s/ Todd DuChene
By:	Todd M. DuChene
Title:	General Counsel

EXECUTIVE

/s/ Darin Feinstein
Name: Darin Feinstein